Exhibit 10.2

CONTRACT FOR THE SALE OF GOODS

This Contract for the Sale of Goods (“Sales Contract”) is made on February, 3rd 2015

BETWEEN:	Addentax Group Corp. ( “Seller”) a corporation organized and existing under the laws of Nevada, USA, with its head office located at: 70, Av Allal Ben Abdellah, Fes, Morocco, 30000
AND:	Derb il Horra (“Buyer”) an enterprise organized and existing under the laws of Morocco, with its head office located at: 1 Rue Badr Chakir Siab, Fes, Morocco, 30000

1. SALE OF GOODS. Seller should sell and Buyer should purchase following Goods (“Goods”):

Items, such as t-shirts, bags, cases and other related products, which will be ordered by Buyer, with printed images or logos on them, using heat transfer technology, in accordance with Buyer’s request.

2.  NOTICE. Buyer shall give Seller 10 days’ advance notice regarding any changes to the quantity of items requested for purchasing. Seller shall refund any extra payment accordingly.

3. PAYMENTS. Buyer shall accept the Goods and pay the amount of $1,080.00 for the ordered Goods. The Goods quantity and specification is provided in Purchase Order accordingly. Any further payment should be made in accordance to the Purchase Order respectively.

4. IDENTIFICATION OF GOODS. Identification of the Goods to this Sales Contract shell not be deemed to have been made until both Buyer and Seller have specified that the Goods in question are to be appropriate to the performance of this Sales Contract.

5. RISK OF LOSS. The risk of the loss to any casualty to the Goods, regardless of the cause, shall be on Seller until the Goods have been accepted by Buyer.

6. RIGHT OF THE INSPECTION. Buyer shall have the right to inspect the Goods, Buyer must give notice to seller of any claims or damages on account of condition, quality of Goods, and the Buyer must specify the basis of the claim of Buyer in detail. The failure of the Buyer to comply with these conditions shell constitute irrevocable acceptance of the Goods by Buyer.

7. WARRANTY. Seller warrants that the Goods sold hereunder are free from substantial defects in workmanship and materials. Seller’s liability under the foregoing warranty is limited to replacement of Goods or repair of defects or refund of the purchase price at Seller’s sole option. No other warranty, express or implied, is made by Seller, and none shall be imputed or presumed.

8. FORCE MAJEURE. Seller may, without liability, delay performance or cancel this Sales Contract on account of force majeure events or other circumstances beyond its control, including, but not limited to, strikes, acts of God, political unrest, embargo, failure of source of supply, or casualty.

9.  MISCELLANEOUS. This Sales Contract contains the entire agreement between the parties and supersedes and replaces all such prior agreements with respect to matters expressly set forth herein. No modification shall be made to this Sales Contract except in writing and signed by both parties. This Sales Contract shall be binding upon the parties and their respective heirs, executors, administrators, successors, assigns and personal representatives.

IN WITNESS WHEREOF, the parties have executed this Sales Contract as of the day and year first above written.

SELLER	BUYER
Authorized signature /s/ Otmane Tajmouati	Authorized signature /s/ Kahe Malousin
Director of Addentax Group Corp. Otmane Tajmouati Printed Name and Title	Director of Derb il Horra Kahe Malousin Printed Name and Title